Mail Stop 4561
March 22, 2006

Jeffrey Wise
Principal Financial Officer
FC Banc Corp.
Farmers Citizens Bank Building, Box 567
Bucyrus, Ohio 44820

RE:	FC Banc Corp.
Form 10-KSB for Fiscal Year Ended December 31, 2004
Filed March 30, 2005
File No. 0-25616

Dear Mr. Wise,

	We have completed our review of your Form 10-KSB and have no further comments at this time.


Sincerely,



Paul Cline
Senior Accountant